Exhibit 10.6

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of May 5, 2016 by and among Stephen Ensign (the “Consultant”), Bar Harbor Bankshares, a bank holding company (“Buyer”), Bar Harbor Bank & Trust, a wholly-owned subsidiary of Buyer (“Buyer Bank”), Lake Sunapee Bank Group, a bank holding company (“Seller”), and Lake Sunapee, FSB, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of May 5, 2016 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Buyer Bank, Seller, Seller Bank, and the Consultant desire to enter into this Agreement, which shall supersede the letter agreement by and among New Hampshire Thrift Bancshares, Inc. (Seller’s former name), Seller Bank and the Consultant, dated February 14, 2013, related to Consultant’s provision of consulting services to Buyer and Buyer Bank (the “Consulting Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Consulting Agreement, the Consultant shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event Seller or Seller Bank terminates the Consulting Agreement during the “Initial Term” (as such term is defined in the Consulting Agreement) as contemplated by Section 8 of the Consulting Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Consultant, Buyer, Buyer Bank, Seller, and Seller Bank agree as follows:

1. Settlement Amount.

1.1 Consulting Agreement Amount. On the Closing Date, Seller shall, or shall cause an affiliate to, pay to the Consultant a lump-sum cash amount equal to the total of $180,000, in full satisfaction of the payment obligations of Seller and Seller Bank under the Consulting Agreement, less applicable tax withholdings (the total of such sum, the “Consulting Agreement Amount”) with such amount to be further reduced pursuant to Section 1.2 hereof as may be needed.

For the avoidance of doubt, the payment of the Consulting Agreement Amount under this Agreement shall not release Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Consultant accrued but unpaid installments of his consulting fee; (b) the payment of any of the Consultant’s vested benefits under the tax-qualified and non-qualified plans of Seller or Seller Bank, including any benefits that become vested as a result of the Merger; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller Bank to the Consultant and outstanding immediately prior to the Effective Time; (d) the payment of any of the Consultant’s vested benefits under any salary continuation agreement between the Consultant and the Seller or Seller Bank; (e) obligations regarding vested benefits under a supplemental executive retirement plan; (f) the payment of the Merger Consideration with respect to the Consultant’s common stock of Seller Bank as contemplated by Section 2.01 of the Merger Agreement; or (g) rights to indemnification under applicable corporate law, the organizational documents of Seller or Seller Bank, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to Section 5.12 of the Merger Agreement.

1.2 Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Consulting Agreement Amount provided for in this Agreement, together with any other payments which the Consultant has the right to receive from Buyer, Buyer Bank, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Buyer Bank, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. It is hereby understood that the Consulting Agreement Amount as determined under this Section 1.2 will be subject to further adjustment upon the consummation of the Merger. Any determination required under this Section 1.2 shall be made by Seller and Buyer and their respective tax advisors, whose determination shall be conclusive and binding upon the Consultant, Seller, and Seller Bank, and it is hereby understood that such determination will follow the same methodology for calculating the Code Section 280G limitation in order to avoid an “excess parachute payment” as provided in Seller Bank Disclosure Schedule 3.18(f) to the Merger Agreement.

1.3 No Further Adjustment. The parties hereby agree that the Consulting Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4 Advisory Board Appointment. Following the Closing Date, Buyer and Buyer Bank agree to appoint the Consultant to serve as Chairman of the Lake Sunapee Bank Group Advisory Board for a period of three (3) years following the Closing Date, and the Consultant hereby agrees to serve in such role.

1.5 Complete Satisfaction. In consideration of the payment of the Consulting Agreement Amount, the appointment to board positions described in Section 1.4 following the Closing Date and the other provisions of this Agreement, the Consultant, Buyer, Buyer Bank, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Consultant agrees that the full payment of the Consulting Agreement Amount, as determined in accordance Section 1.1 and Section 1.2, shall be in complete satisfaction of all rights to payments due to Consultant under the Consulting Agreement.

2. Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Consultant, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). None of Buyer, Buyer Bank, Seller, or Seller Bank make any representations or warranties that the payments provided under this Agreement comply with, or are exempt from, Code Section 409A, and in no event shall any of Buyer, Buyer Bank, Seller, or Seller Bank be liable for any portion of any taxes, penalties, interest, or other expenses that may be incurred by Consultant on account of non-compliance with Code Section 409A.

3. General.

3.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, assigns and legal representatives.

3.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3 Withholdings. Seller, Seller Bank, Buyer, and Buyer Bank may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of New Hampshire, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Buyer Bank, Seller, nor Seller Bank shall be obligated to make, and Consultant shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Buyer Bank, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6 Voluntary Action and Waiver. The Consultant acknowledges that by his free and voluntary act of signing below, the Consultant agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Consultant acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

IN WITNESS WHEREOF, Buyer, Buyer Bank, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Consultant has signed this Agreement, effective as of the date first above written.

CONSULTANT

/s/ Stephen Ensign
Stephen Ensign

LAKE SUNAPEE BANK GROUP

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

LAKE SUNAPEE BANK, FSB

By:	/s/ Stephen R. Theroux
Name:	Stephen R. Theroux
Title:	President and Chief Executive Officer

BAR HARBOR BANKSHARES

By:	/s/ Curtis C. Simard
Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

BAR HARBOR BANK & TRUST

By:	/s/ Curtis C. Simard
Name:	Curtis C. Simard
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO THE ENSIGN SETTLEMENT AGREEMENT]